Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 (NASDAQ: JBHT)	Contact:	Brad Delco Senior Vice President – Finance (479) 820-0000

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS U.S. GAAP REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR THE FIRST QUARTER 2025

■	First Quarter 2025 Revenue:	$2.92 billion; down 1%
■	First Quarter 2025 Operating Income:	$178.7 million; down 8%
■	First Quarter 2025 EPS:	$1.17 vs. $1.22; down 4%

LOWELL, Ark., April 15, 2025 - J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced first quarter 2025 U.S. GAAP (United States Generally Accepted Accounting Principles) net earnings of $117.7 million, or diluted earnings per share of $1.17 versus first quarter 2024 net earnings of $127.5 million, or $1.22 per diluted share.

Total operating revenue for the current quarter was $2.92 billion compared with $2.94 billion for the first quarter 2024, a decrease of 1%. The decline in revenue was primarily driven by a 5% decrease in average truck count in Dedicated Contract Services® (DCS®), 15% fewer stops in Final Mile Services®, 13% fewer loads in Integrated Capacity Solutions (ICS), and an 8% decrease in Truckload (JBT) gross revenue per load compared to the prior year period. These declines were partially offset by Intermodal (JBI) revenue growth of 5%, driven primarily by an 8% increase in load volume. Current quarter total operating revenue, excluding fuel surcharge revenue, increased modestly versus the first quarter 2024.

Operating income for the current quarter decreased 8% to $178.7 million versus $194.4 million for the first quarter 2024. The decrease in operating income was primarily due to the decline in DCS revenue, lower yields in JBI, higher insurance claim and premium expense, increased group medical cost, and higher equipment and maintenance expense. These items were partially offset by lower driver and non-driver personnel counts and corresponding personnel-related expenses, lower bad debt expense and less cargo claims costs compared to the prior-year period.

Net interest expense for the current quarter increased approximately 19% from first quarter 2024 due to higher average consolidated debt balance and lower interest income.

The effective income tax rate decreased to 26.5% in the current quarter compared to 28.7% in the first quarter 2024, due to discrete tax items. We continue to expect our 2025 annual tax rate to be between 24.0% and 25.0%.

Segment Information:

Intermodal (JBI)

■	First Quarter 2025 Segment Revenue:	$1.47 billion; up 5%
■	First Quarter 2025 Operating Income:	$94.4 million; down 7%

Intermodal volume increased 8% over the same period in 2024. Transcontinental network loads increased 4%, while eastern network loads increased 13% compared to the first quarter 2024. Overall demand for our domestic intermodal service offering in the quarter remained strong, delivering the highest first quarter volume in our company’s history. We saw notable strength in our eastern network as service execution and our value proposition continues to drive growth. Segment gross revenue increased 5% for the quarter versus the prior-year period primarily driven by the 8% increase in loads, offset by a 2% decrease in segment gross revenue per load, resulting from changes in the mix of freight, customer rates, and fuel surcharge revenue. Revenue per load excluding fuel surcharge revenue was down 1% year-over-year.

Operating income decreased 7% from the prior-year period primarily from lower yields combined with increases in professional driver and non-driver wages, higher insurance claim and premium expense, increased group medical costs, and higher equipment storage costs as compared to the prior-year period. These items were partially offset by higher volumes equating to improved utilization of our assets.

Dedicated Contract Services (DCS)

■	First Quarter 2025 Segment Revenue:	$822 million; down 4%
■	First Quarter 2025 Operating Income:	$80.3 million; down 14%

DCS revenue decreased 4% during the current quarter over the same period 2024, driven by a 5% decline in average trucks partially offset by a 2% increase in productivity (gross revenue per truck per week). Productivity excluding fuel surcharge revenue increased 4% driven by contracted indexed-based price escalators and less idled equipment compared to the prior-year period. On a net basis, there were 630 fewer revenue producing trucks in the fleet by the end of the quarter compared to the prior-year period, and 23 fewer versus the end of the fourth quarter 2024. Customer retention rates are approximately 91%.

Operating income decreased 14% from the prior-year period. The decrease was primarily driven by the lower revenue and higher insurance claim and premium expense, increased group medical costs, and higher equipment and maintenance costs. These items were partially offset by lower bad debt expense, the maturing of new business onboarded over the trailing twelve months, and greater productivity and utilization of equipment.

Integrated Capacity Solutions (ICS)

●	First Quarter 2025 Segment Revenue:	$268 million; down 6%
●	First Quarter 2025 Operating Loss:	$(2.7) million; vs. $(17.5) million in Q1’24

ICS revenue declined 6% during the current quarter versus the first quarter 2024. Overall segment volume decreased 13% versus the prior year period. Revenue per load increased 8% compared to the first quarter 2024 due to higher contractual and transactional rates as well as changes in customer freight mix. Contractual volume represented approximately 65% of the total load volume and 63% of the total revenue in the current quarter compared to 57% and 59%, respectively, in first quarter 2024.

Operating loss was $2.7 million compared to an operating loss of $17.5 million for the first quarter 2024. Operating performance improved from the prior-year period largely due to lower personnel-related and cargo claims expenses, reduced technology costs and a reduction in acquisition-related integration and transition costs compared to the prior-year period. Gross profit increased 1% versus the prior year period due to higher revenue per load and higher gross profit margins. Gross profit margins increased to 15.3% compared to 14.3% in the prior year period. ICS carrier base decreased 3% year over year, largely driven by changes to carrier qualification requirements to mitigate cargo theft.

Final Mile Services (FMS)

■	First Quarter 2025 Segment Revenue:	$201 million; down 12%
■	First Quarter 2025 Operating Income:	$4.7 million; down 69%

FMS revenue decreased 12% compared to the same period 2024. The decrease was primarily driven by general weakness in demand across many of the end markets served. The decline in revenue was modestly offset by improved revenue quality at underperforming accounts and multiple new customer contracts implemented over the past year.

Operating income decreased 69% to $4.7 million compared to the prior-year period. The prior year period included a $3.1 million benefit from a prior period claim settlement. After consideration of this impact, operating income decreased primarily from lower revenue and higher insurance claim and premium expense and increased group medical costs. These items were partially offset by lower personnel-related costs and facility rental expense.

Truckload (JBT)

■	First Quarter 2025 Segment Revenue:	$167 million; down 7%
■	First Quarter 2025 Operating Income:	$2.0 million; up 66%

JBT revenue decreased 7% compared to the same period in the previous year. Revenue excluding fuel surcharge revenue decreased 4% due to a 6% decline in revenue per load excluding fuel surcharge revenue partially offset by a 2% increase in load volume. Total average effective trailer count decreased by approximately 800 units, or 6% versus the prior-year period. Trailer turns in the quarter improved 9% from the prior-year period as a result of the continued focus on improving asset utilization with better network balance and velocity.

JBT operating income increased 66% to $2.0 million compared to the first quarter 2024. The increase in operating income was primarily driven by better safety results, a more balanced network, and an overall continued focus on cost management and productivity. JBT segment operating income as a percentage of segment gross revenue improved versus the prior-year period as a result of lower casualty and cargo claims and personnel-related costs as a percentage of gross revenue.

Cash Flow and Capitalization:

At March 31, 2025, we had a total of $1.58 billion outstanding on various debt instruments compared to $1.48 billion at December 31, 2024.

Our net capital expenditures for the first quarter 2025 approximated $225 million compared to $166 million for the first quarter 2024. At March 31, 2025, we had cash and cash equivalents of $43 million.

In the first quarter 2025, we purchased approximately 1,400,000 shares of our common stock for approximately $234 million. At March 31, 2025, we had approximately $650 million remaining under our share repurchase authorization. Actual shares outstanding at March 31, 2025, approximated 99.2 million.

Conference Call Information:

The company will hold a conference call today from 4:00–5:00 p.m. CDT to discuss the quarterly earnings. Investors will have the opportunity to listen to the conference call live over the internet by going to investor.jbhunt.com. Please log on 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay of the earnings call webcast will be available a few hours after the completion of the call.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2024. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt’s vision is to create the most efficient transportation network in North America. The company’s industry-leading solutions and mode-neutral approach generate value for customers by eliminating waste, reducing costs and enhancing supply chain visibility. Powered by one of the largest company-owned fleets in the country and third-party capacity through its J.B. Hunt 360°® digital freight marketplace, J.B. Hunt can meet the unique shipping needs of any business, from first mile to final delivery, and every shipment in-between. Through disciplined investments in its people, technology and capacity, J.B. Hunt is delivering exceptional value and service that enable long-term growth for the company and its stakeholders.

J.B. Hunt Transport Services Inc. is a Fortune 500 company, an S&P 500 company and a component of the Dow Jones Transportation Average. Its stock trades on NASDAQ under the ticker symbol JBHT. J.B. Hunt Transport Inc. is a wholly owned subsidiary of JBHT. The company’s services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, last mile, transload and more. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended March 31
	2025		2024
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,559,729		$2,552,486
Fuel surcharge revenues	361,663		391,515
Total operating revenues	2,921,392	100.0%	2,944,001	100.0%

Operating expenses
Rents and purchased transportation	1,293,328	44.3%	1,280,987	43.5%
Salaries, wages and employee benefits	799,648	27.4%	807,884	27.4%
Depreciation and amortization	179,476	6.1%	182,996	6.2%
Fuel and fuel taxes	159,933	5.5%	173,527	5.9%
Operating supplies and expenses	123,452	4.2%	122,991	4.2%
Insurance and claims	85,017	2.9%	75,686	2.6%
General and administrative expenses, net of asset dispositions	72,971	2.5%	76,784	2.6%
Operating taxes and licenses	17,480	0.6%	17,535	0.6%
Communication and utilities	11,407	0.4%	11,242	0.4%
Total operating expenses	2,742,712	93.9%	2,749,632	93.4%
Operating income	178,680	6.1%	194,369	6.6%
Net interest expense	18,597	0.6%	15,649	0.5%
Earnings before income taxes	160,083	5.5%	178,720	6.1%
Income taxes	42,343	1.5%	51,227	1.8%
Net earnings	$117,740	4.0%	$127,493	4.3%
Average diluted shares outstanding	100,489		104,107
Diluted earnings per share	$1.17		$1.22

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended March 31
	2025		2024
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,469,253	50%	$1,395,351	47%
Dedicated	822,292	28%	860,016	29%
Integrated Capacity Solutions	268,043	9%	285,287	10%
Final Mile Services	200,703	7%	229,280	8%
Truckload	166,629	6%	178,312	6%
Subtotal	2,926,920	100%	2,948,246	100%
Intersegment eliminations	(5,528)	(0%)	(4,245)	(0%)
Consolidated revenue	$2,921,392	100%	$2,944,001	100%

Operating income

Intermodal	$94,387	53%	$101,889	52%
Dedicated	80,273	45%	93,649	48%
Integrated Capacity Solutions	(2,666)	(2%)	(17,541)	(9%)
Final Mile Services	4,676	3%	15,086	8%
Truckload	2,040	1%	1,229	1%
Other (1)	(30)	(0%)	57	0%
Operating income	$178,680	100%	$194,369	100%

(1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended March 31
	2025	2024

Intermodal

Loads	521,821	485,166
Average length of haul	1,658	1,689
Revenue per load	$2,816	$2,876
Average tractors during the period *	6,430	6,345
Tractors (end of period) *	6,417	6,312
Trailing equipment (end of period)	124,971	119,307
Average effective trailing equipment usage	107,725	96,112

Dedicated

Loads	942,894	1,004,337
Average length of haul	180	180
Revenue per truck per week**	$5,127	$5,021
Average trucks during the period***	12,624	13,298
Trucks (end of period) ***	12,624	13,254
Trailing equipment (end of period)	32,363	32,054
Average effective trailing equipment usage	32,918	32,996

Integrated Capacity Solutions

Loads	137,744	158,247
Revenue per load	$1,946	$1,803
Gross profit margin	15.3%	14.3%
Employee count (end of period)	553	748
Approximate number of third-party carriers (end of period)	113,300	116,300
Marketplace for J.B. Hunt 360 revenue (millions)	$91.9	$105.5

Final Mile Services

Stops	920,344	1,076,689
Average trucks during the period***	1,353	1,408

Truckload

Loads	95,143	93,685
Revenue per load	$1,751	$1,903
Average length of haul	621	677

Tractors (end of period)
Company-owned	-	25
Independent contractor	1,852	1,908
Total tractors	1,852	1,933

Trailers (end of period)	12,675	13,306
Average effective trailing equipment usage	12,096	12,891

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$43,407	$46,983
Accounts Receivable, net	1,202,829	1,224,166
Prepaid expenses and other	424,323	499,834
Total current assets	1,670,559	1,770,983
Property and equipment	9,266,020	9,148,928
Less accumulated depreciation	3,506,216	3,419,129
Net property and equipment	5,759,804	5,729,799
Other assets, net	825,310	811,488
	$8,255,673	$8,312,270

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$699,223	$500,000
Trade accounts payable	640,728	645,925
Claims accruals	273,470	257,121
Accrued payroll	114,934	122,477
Other accrued expenses	146,020	152,517
Total current liabilities	1,874,375	1,678,040

Long-term debt	880,243	977,702
Long-term claims accruals	412,631	368,704
Other long-term liabilities	361,561	377,070
Deferred income taxes	860,190	896,249
Stockholders' equity	3,866,673	4,014,505
	$8,255,673	$8,312,270

Supplemental Data
(unaudited)

	March 31, 2025	December 31, 2024

Actual shares outstanding at end of period (000)	99,195	100,555

Book value per actual share outstanding at end of period	$38.98	$39.92

	Three Months Ended March 31
	2025	2024

Net cash provided by operating activities (000)	$404,192	$466,467

Net capital expenditures (000)	$225,050	$166,182